Exhibit 99.1

For immediate release	Eric R. Graef
April 24, 2006	Preformed Line Products
(440) 473-9249
PREFORMED LINE PRODUCTS ANNOUNCES FINANCIAL RESULTS
FOR THE QUARTER ENDED MARCH 31, 2006
Mayfield Village, Ohio, April 24, 2006 – Preformed Line Products Company (Nasdaq:PLPC) today reported financial results for the first quarter ended March 31, 2006.
Net income for the first quarter ended March 31, 2006 was $2,484,000, or $.43 per diluted share, compared to $3,228,000, or $.56 per diluted share, for the comparable period in 2005.
Sales for the quarter of $52,635,000 were 4% higher than sales of $50,772,000 in the first quarter of 2005. International sales increased 14% excluding a $463,000 favorable impact from currency and domestic sales were down 5% from the prior year.
Rob Ruhlman, Chairman and Chief Executive Officer said, “Our international sales were strong in those countries that are investing in their energy infrastructure. We also experienced a 20% increase in our domestic sales to the energy market. However, we have yet to see a resumption of the level of Fiber-To-The-Premise sales that we experienced in the first quarter of last year and were expecting in the first quarter of 2006. Orders in this product line are beginning to pick up in the second quarter and we expect our FTTP business to continue growing during the remainder of the year. We have not yet been able to pass on the rising costs for transportation, energy and raw materials because of stiff price competition. We expect to make some gains in our gross profit percentage in the second half of the year as a new production process and alternative raw materials come on stream. The increase in costs and expenses is in line with our expectations as we continue to incur higher compliance costs, commit additional resources to testing of new FTTP products and alternative materials as well as investments in personnel for the future. I am confident we are headed in the right direction as I see our first quarter 2006 results improve significantly from the results of the previous quarter.”

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.
Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albemarle, North Carolina, and Asheville, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, South Africa, Spain and Thailand.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s Form 10-K filed with the SEC on March 15, 2006. The Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(Unaudited)

	Quarter
	ended March 31,
Thousands, except per share data	2006	2005
Net sales	$52,635	$50,772
Cost of products sold	36,164	34,145

GROSS PROFIT	16,471	16,627

Costs and expenses
Selling	5,767	5,055
General and administrative	5,818	4,927
Research and engineering	1,873	1,543
Other operating expenses — net	61	115

	13,519	11,640

Royalty income — net	346	192

OPERATING INCOME	3,298	5,179

Other income (expense)
Interest income	402	213
Interest expense	(102)	(94)
Other expense	(19)	(27)

	281	92

INCOME BEFORE INCOME TAXES	3,579	5,271

Income taxes	1,095	2,043

NET INCOME	$2,484	$3,228

Net income per share — basic	$0.43	$0.56

Net income per share — diluted	$0.43	$0.56

Cash dividends declared per share	$0.20	$0.20

Average number of shares outstanding — basic	5,731	5,719

Average number of shares outstanding — diluted	5,792	5,776

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
Thousands of dollars, except share data	2006	2005
ASSETS
Cash and cash equivalents	$32,443	$39,592
Accounts receivable, less allowances of $956 ($789 in 2005)	33,870	26,481
Inventories-net	37,878	37,618
Deferred income taxes	4,160	3,870
Prepaids and other	3,421	2,832

TOTAL CURRENT ASSETS	111,772	110,393

Property and equipment — net	49,928	48,804
Deferred income taxes	2,214	2,060
Goodwill — net	1,995	2,018
Patents and other intangibles — net	2,789	2,871
Other assets	2,560	2,401

TOTAL ASSETS	$171,258	$168,547

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable to banks	$1,194	$1,156
Current portion of long-term debt	3,413	4,806
Trade accounts payable	11,624	10,878
Accrued compensation and amounts withheld from employees	5,643	5,161
Accrued expenses and other liabilities	5,437	6,406
Accrued profit-sharing and pension contributions	4,773	4,290
Dividends payable	1,144	1,147
Income taxes	954	881
Deferred income taxes	76	—

TOTAL CURRENT LIABILITIES	34,258	34,725

Long-term debt, less current portion	1,761	122
Deferred income taxes	386	157

SHAREHOLDERS’ EQUITY
Common shares — $2 par value, 15,000,000 shares authorized, 5,717,552 and 5,734,797 outstanding, net of 529,050 and 511,159 treasury shares at par, respectively	11,435	11,470
Paid in capital	1,319	1,237
Retained earnings	136,217	135,481
Accumulated other comprehensive loss	(14,118)	(14,645)

TOTAL SHAREHOLDERS’ EQUITY	134,853	133,543

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$171,258	$168,547